Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, Senior Vice President and Chief Financial Officer 414 765-7727
Dave Urban, Vice President, Investor Relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ANNOUNCES:

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2008 Second Quarter Provision of up to $900 Million to Increase
Allowance for Loan and Lease Losses

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Expected Allowance to Loan Ratio of 2% at June 30, 2008

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Board Reaffirms the Common Stock Dividend

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Capital Raising Not Necessary Due to Strong Balance Sheet

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Will Report a Net Loss for 2008 Second Quarter

Milwaukee, Wis. – July 3, 2008 –Marshall & Ilsley Corporation (NYSE: MI) (M&I) intends to increase its allowance for loan and lease losses due to the continuing deterioration in the housing market.  M&I expects to take a 2008 second quarter provision of up to $900 million (up to $575 million after-tax, or $2.22 per common share).  This provision is expected to be approximately $485 million in excess of expected 2008 second quarter charge-offs of up to $415 million.  The Corporation expects to have an allowance to loan ratio of approximately 2% at June 30, 2008.  As a result of these actions, M&I expects to report a 2008 second quarter net loss in the range of $1.50 to $1.60 per common share.

After giving effect to these actions, M&I expects to have a tangible capital ratio of approximately 7.1% at June 30, 2008, which remains among the highest in the industry.

Given this strong capital position, and M&I’s expected ability to generate excess capital going forward, the Marshall & Ilsley Corporation Board of Directors has reaffirmed its confidence in the sustainability of the common stock dividend.  The current quarterly cash dividend is $0.32 per common share.  In addition, M&I is not contemplating any capital raising transactions.

“The continuing deterioration in the housing market, particularly in Arizona, on Florida’s west coast and in selected relationships in our correspondent business, makes this the prudent action to take at this time.  While we cannot predict whether or not we have reached the bottom of the current housing cycle, we do believe the actions we have announced adequately address the current exposure embedded in our housing-related construction and development portfolio,” said Mark F. Furlong, president and CEO, Marshall & Ilsley Corporation.

The Corporation expects to return to profitability in the third quarter of 2008.  However, the Corporation also expects elevated charge-offs and loan loss provisions for the remainder of 2008 in comparison to those incurred by the Corporation prior to the current housing downturn.  M&I will report 2008 second quarter financial results on Wednesday, July 16, 2008.

“Obviously, we are disappointed with a loss in the second quarter; however, we are fortunate that our strong capital position allows us to increase our reserves without cutting our dividend or engaging in a dilutive capital raising transaction,” added Furlong.

Marshall & Ilsley Corporation will hold a conference call at 2:00 p.m. Central Daylight Time, regarding this announcement. For those interested in listening, please call 1-888-711-1825 and ask for the M&I Conference Call. If you are unable to join us at this time, a replay of the call will be available beginning at 2:30 p.m. on July 3 and will run through 5:00 p.m. July 14, by calling 1-800-642-1687 and entering pass code 539 69 052 to listen.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $63.4 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 51 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 31 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 25 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) further deterioration in the volatile commercial and residential real estate markets, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses to compensate for potential losses in its real estate loan portfolio, (ii) adverse changes in the financial performance and/or condition of M&I’s borrowers, which could impact repayment of such borrowers’ outstanding loans, (iii) M&I’s ability to maintain adequate liquidity and funding sources as well as required levels of capital, (iv) changes and trends in capital markets, (v) M&I’s ability to attain positive ratings from rating agencies, (vi) fluctuation of M&I’s stock price, and (vii) those factors referenced in Item 1A. Risk Factors in M&I’s Annual Report on Form 10-K for the year ended December 31, 2007 and as may be described from time to time in M&I’s subsequent SEC filings, which risk factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this report.

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